EMPLOYMENT AGREEMENT

          WHEREAS, Symons International Group, Inc. ("SIG") and Goran Capital Inc. ("Goran") (collectively, SIG and Goran are referred to as the "Company") consider it in their best interests to employ Gene S. Yerant ("you" or the "Executive") upon the terms and conditions hereinafter set forth; and WHEREAS, the Executive is an individual with substantial experience in the business of nonstandard automobile insurance;

         WHEREAS, the Company desires to employ an executive who will make a significant contribution to effect profitability in its nonstandard automobile insurance business; and

         WHEREAS, the Executive desires to be employed by the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the covenants and agreements set forth below, the parties agree as follow:

1.   Employment

1.1 Term of Agreement. The Company agrees to employ the Executive as Executive Vice President of Goran, Executive Vice President of SIG, and President of Superior Insurance Group, Inc. ("Superior") effective as of January 10, 2000 and continuing for a period of sixty (60) months through January 10, 2005 unless such employment is terminated pursuant to Section 3 below; provided, however, that the term of the Agreement shall automatically be extended without further action of either party for additional one-year periods thereafter unless, not later than six months prior to the end of the effective term, either the Company or the Executive shall have given written notice that such party does not intend to extend this Agreement (the "Term").

1.2 Terms of Employment. During the Term, you agree to be a full-time employee of SIG and Goran serving in the positions of Executive Vice President of SIG and Goran and President of Superior and further agree to devote substantially all of your working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with your position as Executive Vice President of SIG and Goran and President of Superior, to use your best efforts to perform faithfully and efficiently such responsibilities. Executive shall perform such duties and responsibilities as may be determined from time to time by the Board of Directors of the Company, which duties shall be consistent with the position of Executive Vice President of SIG and Goran, which shall grant Executive authority, responsibility, title and standing comparable to that of an executive vice president of a publicly held insurance company. Nothing herein shall prohibit you from devoting your time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of your duties hereunder.

1.3 Director. The Company will appoint the Executive as a member of the Board of Directors of SIG and Superior at their first meeting(s) following the effective date of this Agreement. The Companies will provide Officers and Directors Liability insurance in an amount equal to $10 million. The Executive agrees to resign as a director of SIG and Superior and other affiliates of the Company upon the termination or expiration of this Agreement.

2.       Compensation, Benefits and Prerequisites

         2.1 Salary: During the term of this Agreement, the Company shall pay Executive a salary at the minimum annual rate of Five Hundred Thousand Dollars ($500,000). The salary shall be payable in bi-weekly equal installments.

         2.2      Bonus Plan:

A.       Bonus A. Based on  Superior's  GAAP combined  ratios,  including billing fees being below 100% and gross written premium for 2000 being greater than $250,000,000. A bonus of $25,000 per .25% improvement in combined ratio (as an example at 98% combined ratio the bonus would equal $200,000). For the year 2001 the gross written premium must exceed $300,000,000 and grow thereafter at 15% per annum. A guaranteed minimum bonus of $125,000 is payable should the combined ratio be 101.5% or better for the year 2000. The minimum is increased to $166,000 at combined ratio of 100% for the year 2000. The minimum is increased to $250,000 should the combined ratio be better than 99% for the year 2000. All of the above adjusted to eliminate prior years' development. Payment of the bonus is based on audit and actuary report of combined ratio with deficit or credit of reserves for year 2000 forward adjusting the bonus paid.

                Bonus A is payable by April 15 of the year following the year on which the bonus is based. The year 2000 bonus is payable by April 15, 2001. The year 2001 bonus is payable by April 15, 2002 and so on and so forth.

B. Bonus B. In addition to the foregoing, should Superior equal or exceed the pre-tax profit as shown below in the year shown below a lump sum bonus as shown will be payable.

Year Ended

December 31,               PRE-TAX PROFIT AT SUPERIOR         BONUS PAYABLE

2000                                $25,893,000                 $500,000

2001                                $29,777,000                 $500,000

2002                                $34,243,000                 $500,000

2003                                $39,380,000                 $500,000

2004                                $45,287,000                 $500,000


                           Bonus B is payable by April 15 of the year following the year on which the bonus is based. The year 2000 bonus is payable by April 15, 2001. The year 2001 bonus is payable by April 15, 2002 and so on and so forth.

         2.3 Stock Options. Executive shall be eligible to participate in the Company's stock option plan and will be granted 100,000 options for shares of Goran at the market price on the first day of the Term. Executive's stock options shall be issued pursuant to the Goran Capital Inc. Share Option Plan and a Stock Option Agreement with respect thereto which shall be substantially in the Form of Exhibit A attached hereto. These options shall vest and become exercisable by the Executive pro-rata over a five (5) year period from the date of grant. However, should the Executive be terminated for other than material cause, the options shall vest immediately and Executive may exercise such options within four (4) weeks of the date of termination of employment. In the event Executive shall fail to exercise the options within four (4) weeks of termination of employment, the options shall expire.

         2.4 Privatization: Should the majority stockholders of Goran complete a privatization of SIG and Goran, the Executive will be entitled to an ownership interest in the new entity. The Executive's ownership interest shall be in the form of stock options in the parent holding company of Superior (the "New Entity"). Executive will be entitled to options which equal 2.5% of the ownership interests of the New Entity. The exercise price of the options in the New Entity shall be based upon the value of the Company at the time of the privatization. As a condition of the grant of such replacement options, the options referred to in paragraph 2.3 shall be canceled and any shares of stock of Goran which have theretofore been issued upon the exercise of the options referred to in paragraph 2.3 shall be exchanged for the replacement options all as more fully set forth in the Stock Option Agreement. The vesting period of such replacement options will be over the remaining initial term of this Agreement. The amount of the exercise price of such replacement options shall be based upon a formula which shall be the same formula utilized for valuing the options of other executives of the Company in comparable positions, including the president and chief operating officer of the Company.

                  Should the Company authorize and/or issue additional stock the Executive will be issued additional stock sufficient to maintain a 2.5% interest in the Company. There shall be no dissolution of interest without the Executive's express written consent.

                  In the  event  Executive  elects  or is  required  to sell his vested options or shares to the Company or New Entity, the price for each option or share shall be as determined by the Company pursuant to the Company's plan for its Executives as determined by the Board of Directors and which shall be comparable to those of similar entities. Notwithstanding the foregoing, the value of such options or shares shall be determined in accordance with the same formula or price utilized for valuing the options or shares of other executives of the Company in comparable positions, including the president and chief executive officer of the Company.

         2.5 Employee Benefits: The Executive shall be entitled to receive all benefits and prerequisites which are comparable to those provided to other Executives of the Company and in accordance with the policies of the Company.

         2.6      Additional Perquisites:   During the term of this Agreement,
                  the Company shall provide the Executive with:

A.       A minimum of six (6) weeks paid vacation during each calendar year.

B. A monthly motor vehicle allowance equal to the value of a luxury car or the Company will provide the Executive with a luxury car (Defined as a BMW 740iL or its equivalent.) and will reimburse for all operational expenses. Executive will be entitled to trade the car in at the time the car has in excess of 75,000 miles or four (4) years, whichever first occurs.

C. Monthly dues incurred by Executive at the country club and city club of his choice located within reasonable geographic limits of the corporate offices of the Company, including the entrance fees to become a member of the country club and city club.

         2.7 Expenses: During the period of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement from the Company (in accordance with the policies and procedures in effect for the Company's Executive employees) for all reasonable travel, entertainment and other business expenses incurred by him in connection with his services hereunder.

         2.8 Insurance: The Company will allow the Executive to include in his expense account the cost of personal insurance for up to two (2) private cars, homeowner's insurance on his principal residence in the city of employment of the Executive, including $2 million umbrella liability.

         2.9 401(k): Executive will be eligible for the SIG 401(k) plan in accordance with the policies of the Company.

         2.10 Hiring Bonus: The Company will pay Executive Two Hundred Fifty Thousand Dollars ($250,000) upon commencement of employment. Should the Executive leave the Company within the first twelve
                  (12) months of employment, including termination for material cause, and excluding termination by the Company, the Executive shall immediately reimburse the Company the sum of Twenty Thousand Eight Hundred Dollars ($20,800) for each remaining month of the first twelve (12) months of employment

         2.11 Relocation Expense

A. Company will cover the direct costs of moving the Executive and his family from Dallas, Texas to Indianapolis, Indiana, including visits to Indianapolis, packing, moving costs, insurance and unpacking.

B.       Company will pay realtor fees up to 7% on the sale of the Dallas home.

C. Company will pay all closing costs on an Indianapolis home and buy down the mortgage to 6.75% for a mortgage loan of up to $300,000.

D. Company will hire a relocation firm or give you a minimum price on your home based on fair market value. If your Dallas home does not sell within 120 days of the agreed move date, the Company will purchase the home at the agreed fair market value or the relocation firm will take it over. The Company will help with any bridging loans required.

E. Company will reimburse the Executive for weekly travel to and from Dallas until the relocation is complete.

3.       Termination of Executive's Employment

         3.1 Termination of Employment and Severance Pay. The Executive's employment under this Agreement may be terminated by either party at any time for any reason.

                  In the event Executive is terminated for any reason other than for material cause, the Executive shall be entitled to receive a continuation of his salary and benefits in effect under this Agreement on the date of his employment termination for a period of two (2) years provided that the Executive has not breached the terms of this Agreement. Should the Executive be terminated by the Company for other than material cause, all of Executive's stock options shall immediately vest and Executive shall be entitled to exercise the options within four (4) weeks of termination. If Executive shall fail to exercise the options within four (4) weeks of termination of employment, the options shall expire. All bonuses that shall have become earned as of the most recently preceding year end shall be due and payable in accordance with the bonus payment dates as set forth in Section 2.2 hereof. Bonuses, which would have been earned for the year in which the Executive is terminated, shall be paid pro rata to the date of termination. Termination shall be effective as of the date specified by the party initiating the termination in a written notice delivered to the other party.

                  In the event this Agreement is not renewed by Company, Employee shall be entitled to receive a continuation of his salary and benefits in effect under this Agreement on the date of non-renewal for a period of one (1) year from the date of such non-renewal provided that the Executive has not breached the terms of this Agreement.

                  Upon termination of employment by the Executive, for whatever reason, the Executive will not be entitled to receive any further salary, benefits or bonuses and all stock options which have not then vested shall expire.

         3.2 Change of Control. Notwithstanding any other provisions of this Agreement, if (i) a Change of Control shall occur; and
                  (ii) within  twelve (12) months of any such Change of Control,
                  (a) Company (including its successors, if any) shall require Executive to perform his duties and obligations pursuant to this Agreement in a location other than the city of employment of Executive at the time of such Change of Control, or (b) Company (including its successors, if any) shall materially change the duties, authority or responsibilities of Executive such that the same are materially inconsistent with the duties, authority or responsibilities of Executive at the time of such Change of Control, then Executive's employment under this Agreement shall be deemed to have terminated for other than material cause pursuant to Section 3.1 hereof, and Executive shall be entitled to receive salary, benefits and rights with respect to stock options as provided in such
                  Section 3.1.

                  "Change of Control" shall mean the inability of the Symons family to cause the election of a majority of the members of the Board of Directors of Goran or their respective successors.

         3.3 Transition of Duties. Should the Executive terminate his employment with the Company, the Executive will make himself readily available to the Company for a reasonable period of time, at the Company's discretion, to facilitate the transition of information and knowledge to a new executive. At the discretion of the Company, this period shall be a maximum of six (6) weeks following notice of termination.

         3.4 Material Cause: For purposes of this Agreement, "material cause" shall mean only the following: (i) the committing of any act by Executive which would be considered a criminal offense (other than minor traffic violations) or conviction of or admission to conversion of Company assets in an amount greater than Five Thousand Dollars ($5,000)) under the laws of either Indiana or the United States of America; (ii) the failure by Executive to perform his material duties under this Agreement (excluding nonperformance resulting from Executive's disability) or disobedience to lawful directives from those persons or bodies outlined in Section 1.2 which have the authority to determine and direct Executive's work and activities where such failure is not cured by Executive within fifteen (15) days of his receipt of written notification from Company specifying Executive's failure or breach and the steps the Executive must take to cure that failure or breach;
                  however, during the fifteen (15) days the Company has the option to put the Executive on leave of absence with pay; or
                  (iii) disability as provided in Section 3.5.

         3.5 Disability: So long as otherwise permitted by law, if Executive has become permanently disabled from performing his duties under this Agreement, the Company's Chairman of the Board may, in his discretion, determine that Executive will not return to work and terminate his employment as provided herein. Upon any such termination for disability, Executive shall be entitled to such disability, medical, life insurance, and other benefits as may be generally provided for disabled employees of Company during the period he remains disabled. Permanent disability shall be determined pursuant to the terms of Executive's long term disability insurance policy provided by the Company. If Company elects to terminate this Agreement based on such permanent disability, such termination shall be deemed to be for material cause.

Non-Competition, Confidentiality and Trade Secrets

         4.1 Agreement Not To Compete: Until the expiration of the term of this Agreement or for a period of two (2) years after the date that the Executive's employment with the Company terminates, whichever period is the later, the Executive will not, unless he receives prior written approval of the Board of Directors of the Company, directly or indirectly engage in any of the following actions:

                  A. Directly or indirectly, attempt to move or transfer business greater than 5% of the aggregate amount of gross sales, revenues or earnings before taxes of the Company; or

                  B. Directly or indirectly hire, solicit for hire or engage in an activity that would entice employees of the Company to move to a competitor or to a company or business where the Executive has become employed;
 or

                  C.       Intentionally cause material damage to the Company.


         4.2 Confidentiality: You shall not knowingly disclose or reveal to any unauthorized person, during or after the Term, any trade secret or other confidential information relating to the Company or any of its affiliates, which you acquired during your term of employment, or any of their respective businesses or principals, and You confirm that such information is the exclusive property of the Company and its affiliates. You agree to hold as the Company's property all memoranda, books, papers, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, whether made by You or otherwise coming into Your possession and, on termination of Your employment, or on demand of the Company at any time, to deliver the same to the Company.

                  Any ideas, processes, characters, productions, schemes, titles, names, formats, policies, adaptations, plots, slogans, catchwords, incidents, treatment, and dialogue which You may conceive, create, organize, prepare or produce during the period of Your employment and which ideas, processes, etc. relate to any of the businesses of the Company, shall be owned by the Company and its affiliates whether or not You should in fact execute an assignment thereof to the Company, but You agree to execute any assignment thereof or other instrument or document which may be reasonably necessary to protect and secure such rights to the Company. Material knowledge and information you bring to the Company are specifically excluded from this Agreement

5.       Miscellaneous

         5.1 Mutuality. This Agreement is mutually binding on Goran and SIG.

         5.2 Binding Effect. This Agreement is binding on all assignees and /or successors of the Company.

         5.3 Amendment. This Agreement may be amended only in writing, signed by both parties.

         5.4 Entire Agreement. This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions or representations, oral or written, expressed or implied, with regard to the employment of Executive or the obligations of the Company or the Executive. This Agreement supersedes all prior employment contracts and non-competition agreements between the parties.

         5.5 Notices. Any notice required to be given under this Agreement shall be in writing and shall be delivered either in person or by certified or registered mail, return receipt requested. Any notice by mail shall be addressed as follows or to such other address as shall be specified in writing:

                  If to the Company, to:

                  Symons International Group, Inc.
                  4720 Kingsway Drive
                  Indianapolis, Indiana  46205
                  Attention:  Chief Executive Officer

                  If to Executive, to:

                  Mr. Gene S. Yerant
                  6515 Waggoner Drive
                  Dallas, TX  75230


         5.6 Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

         5.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         5.8 Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to conflict of law principles.

         5.9 Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         5.10 Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

         5.11 Survival. Company's obligations under Section 3.1 and Executive's obligations under Section 4 shall survive the termination and expiration of this Agreement in accordance with the specific provisions of those Sections.

         5.12 Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by You and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior subsequent time.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the _____ day of December, 1999.

GORAN CAPITAL INC.

By:     _____________________________

Title:  _____________________________


SYMONS INTERNATIONAL GROUP, INC.

By:__________________________________

Title:________________________________


GENE S. YERANT
("Executive")


--------------------------